                       GERSTLE, ROSEN & ASSOCIATES, P.A.
                                 [LETTERHEAD]



                                January 28, 2000


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


    Re: Telecom Wireless Corporation


Ladies and Gentlemen:


    Gerstle, Rosen & Associates, P.A. has read and reviewed the language appearing under the caption "Experts" in the preliminary propsectus of Telecom Wireless Corporation (the "Company"), included as a part of Amendment No. 1 to Registration Statement on Form SB-2, with regard to Item 304 of Regulation S-B and a change in the independent accountants for the Company during the two most recent fiscal years. We have no changes to or disagreements with such language and are in agreement therewith.


                                       Sincerely,

                                       /s/ Gerstle, Rosen & Associates, P.A.

                                       Gerstle, Rosen & Associates, P.A.